Exhibit 10.19

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated: 7 July 2014

Maersk Tankers Singapore Pte. Ltd. (Name of sellers), hereinafter called the “Sellers”, have agreed to sell,

and

Euronav NV or its fully guaranteed nominee pursuant to the Framework Agreement (Name of buyers), hereinafter called the “Buyers”, have agreed to buy:

Name of vessel:

IMO Number:

Classification Society: American Bureau of Shipping

Class Notation:

Year of Build:	Builder/Yard:

Flag: Singapore	Place of Registration: Singapore	GT/NT:

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions

“Banking Days” are days on which banks are open both in New York, Singapore, London, Antwerp and Copenhagen~~the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and          (add additional jurisdictions as appropriate)~~.

“Buyers’ Nominated Flag State” means TBN (state flag state).

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“Deposit” shall have the meaning given in Clause 2 (Deposit)

“Deposit Holder” means          (state name and location of Deposit Holder) or, if left blank, the Sellers’ Bank, which shall hold and release the Deposit in accordance with this Agreement.

“Framework Agreement” means the agreement governing the terms for the sale of 4 VLCC vessels, entered into on the same date as this Agreement between the Sellers and Buyers.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or ~~telefax~~in accordance with Clause 21 of the Framework Agreement.

“Parties” means the Sellers and the Buyers.

“Purchase Price” means the price for the Vessel as stated in ~~Clause 1~~ Clause 4 and Appendix 2 of the Framework Agreement (Purchase Price).

“Sellers’ Account” means          (state details of bank account) at the Sellers’ Bank.

“Sellers’ Bank” means          ~~(state name of bank, branch and details) or, if left blank,~~ the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

Save as specifically defined in this Agreement the definitions used in the Framework Agreement shall have the same meaning in this Agreement.

1.	Purchase Price

~~The Purchase Price is   (state currency and amount both in words and figures)~~See Clause 4 and Appendix 2 of the Framework Agreement.

2.	Deposit

See Clause 4 of the Framework Agreement.~~As security for the correct fulfilment of this Agreement the Buyers shall ledge a deposit of % ( per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the “Deposit”) in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i)~~	~~this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

~~(ii)~~	~~the Deposit Holder has confirmed in writing to the Parties that the account has been opened~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~The Deposit shall be released in accordance with joint written instructions of the Parties interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3.	Payment

See Clause 4 of the Framework Agreement.

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

~~(i)~~	~~the Deposit shall be released to the Sellers; and~~

~~(ii)~~	~~the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account.~~

4.	Inspection

(a)* ~~The Buyers have inspected and accepted the Vessel’s classification records. The Buyer’s have also inspected the Vessel at/in   (state place) on   (state date) and have accepted the Vessel following this inspection and the sale is outright at definite, subject only to the terms and conditions of this Agreement.~~

The Buyers have inspected and accepted the Vessel’s classification records. The Buyers have waived their right to physically inspect the Vessel, and as a consequence the Buyers accept that the sale is outright and definite, subject only to the terms and conditions of this Agreement and the Framework Agreement.

~~(b)* The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within  (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in (state place/range) within (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel’s classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.

5.	Time and place of delivery and notices

See Clause 5 of the Framework Agreement.

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at~~/in~~ any area or port worldwide ~~(state place/range)~~ in the Seller’s option, but excluding any area or port within (i) the jurisdiction of the West Coast of the United States of America; and (iii) any nation prohibited under the laws of the United States of America, the United Nations or the European Union.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~Notice of Readiness shall not be tendered before: (date)~~

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): See Clause 9.2 of the Framework Agreement

(b) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with twenty (20), fifteen (15), ten (10), five (5) and three (3) days’ notice of the date the Sellers intend to tender Notice of Readiness and of the intended range/place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers’ Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

~~(d) Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers’ Default) for the Vessel not being ready by the original Cancelling Date.~~

~~(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.~~

6.	Divers Inspection / Drydocking

(a)*

(i)	The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel at the Delivery Port as defined in the Framework Agreement. If Clause 5.2 of the Framework Agreement is applicable and the Vessel is to be delivered in international waters, the Buyers shall instead have the right to arrange for an underwater inspection of the Vessel at the last discharge port prior to delivery. Such option shall be declared latest nine (9) days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative(s) shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.

(ii)	If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society’s attendance.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified ~~before~~until the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs, the scope of repairs shall be ascertained and endorsed by the Classification Society. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards ~~at or~~ in the UAE-Japan Range, excl. Chinese shipyards ~~vicinity of the port of delivery~~, one to be obtained by each of the Parties within ~~two~~four (~~2~~4) Banking Days from the date ~~of the~~on which the Classification Society ascertained and endorsed the scope of repairs ~~imposition of the condition/recommendation~~, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

(iii)	If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, Sellers’ cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel’s class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:

(i)	The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ cost and expense to the satisfaction of Classification Society without condition/recommendation**.

(ii)	The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel’s class, in which case the Sellers shall pay these costs and expenses.

(iii)	The Buyers’ representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.

(iv)

The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers’ or the Classification Society surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk, cost and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

*	6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.
**	Notes or memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not and in the warehouse at shore shall become the Buyers’ property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers’ vessel(s) and captain’s, officers’ and crew’s personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:

•	log books for deck/engine/Cargo ops

•	pictures and paintings in the Sellers’ option

•	welfare equipment

•	documents directly related to present ownership

•	documents which have to be returned to the authorities

•	all forms etc. which are related to the present ownership

•	the Vessel’s maintenance system for hull and machinery, however, Sellers shall deliver to the Buyers ship specific PMS database in the format that comes out of Shipnet

•	computer software for pc’s either developed by or licensed to the Sellers except loadmaster computer which is included in the sale

•	software for chart corrections and nautical documents

•	ship’s bell (will be replaced by Sellers with a generic ship’s bell of equal or better quality)

•	digital cameras and mobile telephones

•	all hired and rented equipment such as videotel, Unitor/Drew bottles

•	EPIRB, SAT D etc hardware will remain onboard, but subscriptions will be cancelled/reprogrammed

•	administrative LAN server

•	Scanjets including hoses and fittings (if any)

~~(include list)~~

Items on board which are on hire or owned by third parties~~, listed as follows,~~ are excluded from the sale without compensation: Sellers will latest 30 days prior to the anticipated delivery date provide a list to Buyers of items onboard which are on hire or owned by third parties. ~~(include list) Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.~~

The Buyers shall take over the remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums at the port and date of delivery and for bunkers pay the actual supplied net price on a FIFO basis as evidenced by invoices or vouches. For the unused lubricating and hydraulic oils and greases the Buyers shall pay its own average prices as follows (all prices in USD/HL):

ME Cylinder oil: 173.79
ME Engine system oil: 144.24
Generator (A/E) system oil: 170.17
Hydraulic oil: 459.35
Turbine oil: 408.90
Gear oil: 505.92

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

For the unused oils and greases not included In the above mentioned price list Buyers shall pay the list prices of the latest supplier applicable in the port of Singapore (at the time of delivery of the relevant supply of products) minus 20% for the quantities taken over.

Quantities of the bunkers/luboils/greases/heel onboard are to be verified by a joint survey between the Sellers’ and the Buyers’ representative(s) onboard prior to delivery, ~~and pay either:~~

~~(a) *the actual net price (excluding barging expenses) as evidenced by invoices or vouchers; or~~

~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

~~for the quantities taken over.~~

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

“inspection” in this Clause 7, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.	Documentation

The place of dosing: London, unless otherwise agreed between Sellers and Buyers.

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:

(i)	Two (2) Legal Bill(s) of Sale in a form recordable in the Buyers’ Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances, taxes and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers’ Nominated Flag State;

(ii)	Evidence that all necessary corporate~~, shareholder~~ and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii)	Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);

(iv)	Certificate or Transcript of Registry issued by the competent authorities of the Singapore flag state on the date of delivery evidencing the Sellers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority or the Sellers to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;

(v)	Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;

(vi)	Certificate of Deletion of the Vessel from the Vessel’s Singapore registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s Singapore registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;

(vii)	A copy of the Vessel’s Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel’s registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel’s registry;

(viii)	Commercial Invoice for the Vessel;

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

(ix)	Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;

(x)	A copy of the Sellers’ letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;

(xi)	Any additional documents as may reasonably be required by the competent authorities of the Buyers’ Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible and within reasonable time after the date of this Agreement; and

(xii)	The Sellers’ letter of confirmation that to the best of their knowledge, the Vessel is not at the time of delivery to Buyers black listed by the USA or any European Union nation or under blockade by ITF or the Arab Boycott League; ~~any nation or international organisation.~~

(xiii)	The Sellers’: (1) Certificate of Incorporation; (2) ACRA transcript issued within five (5) business days prior to the delivery of the Vessel; (3) copy of Sellers’ Memorandum and Articles of Association; and (4) a certificate of director of the Sellers.

(b) At the time of delivery the Buyers shall provide the Sellers with:

(i)	Evidence that all necessary corporate~~, shareholder and other~~ action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and;~~.~~

(ii)	Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate)

(iii)	The Buyers’: Certificate of Incorporation and Good Standing confirming the good standing of the Buyers and providing Information on the current Directors of the Buyers together with copy of Buyers’ Articles of Association attached to it, issued within five (5) business days prior to the delivery, duly notarially attested and legalized by apostille (as appropriate) If information on the Directors of the Buyers is not by practice provided in the above Certificate, Buyers to provide Sellers with a separate Certificate of Incumbency, duly notarially attested and legalized by apostille (as appropriate).

(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than nine (9) (state number of days), ~~or if left blank, nine (9)~~ days prior to the Vessel’s intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers have the right to take copies of same.

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all ~~charters,~~ encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers’ Nominated Flag State shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection of the Vessel’s Class records, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection of the Vessel’s Class records, valid for three (3) months and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

The Sellers shall notify the Classification Society of any matters coming to their knowledge prior to delivery which upon being reported to the Classification Society would lead to the withdrawal of the Vessel’s Class or to the imposition of a recommendation relating to her Class.

“inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes and memoranda, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings. Latest at the Vessel’s next scheduled dry-docking Buyers shall repaint the Vessel’s hull in a colour which is not associated with the Sellers.

13.	Buyers’ default

See Clause 8 of the Framework Agreement

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

~~Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

14.	Sellers’ default

See Clause 9 of the Framework Agreement.

~~Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.~~

~~Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to Validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.~~

15.	Buyers’ representatives/crew

After ~~this Agreement has been signed by the Parties~~ the Effective Date and when the Deposit has been lodged, the Buyers have the right to place ~~two~~three (~~2~~3) representatives on board the Vessel at their sole risk and expense.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers’ representatives shall sign the Sellers’ P&I Club’s standard letter of indemnity prior to their embarkation.

Once Notice of Readiness has been given to the Buyers by the Sellers the Sellers shall allow access to the Vessel by the Buyers’ crew for the purpose of familiarisation only subject to signing the Sellers’ P&I Club’s standard letter of indemnity prior to embarkation and always provided that (i) there is enough space onboard, (ii) safety is not endangered, (iii) Buyers’ crew do not interfere with the delivery and (iv) no regulations are broached.

16.	Law and Arbitration

Clause 22 of the Framework Agreement shall apply mutatis mutandis to and form an integral part of this Agreement.

~~(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b) *This Agreement shall be governed by and the construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen, their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of (state place) and any dispute-arising out of or in connection with this Agreement shall be referred to arbitration at (state place), subject to the procedures applicable there.~~

~~*~~	~~16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.~~

17.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:	Euronav NV
20 De Gerlachekaai 2000 Antwerp Belgium For the attention of: Chief Executive Officer Email: management@euronav.com c.c. For the attention of: General Counsel Email: legal@euronav.com

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

For the Sellers:

c/o Maersk Tankers A/S

Esplanaden 50

1098 Copenhagen K

Denmark

For the attention of:

Email: claus.gronborg@maersktankers.com

c.c. For the attention of: Head of Legal

Email: anette.ryde@maersktankers.com

18.	~~Entire Agreement~~Various

This Agreement constitutes an integrated part of the Framework Agreement. In case of conflict between this Agreement and the Framework Agreement, the latter shall prevail.

The written terms of this Agreement together with the Framework Agreement comprise the entire agreement and understanding between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede and extinguish all previous drafts, agreements, discussions, exchanges and understandings between them, whether oral or written ~~between the Parties in relation thereto~~relating to its subject matter.

Each of the Parties acknowledges that in entering into this Agreement it has not and does not rely~~ied~~ on and shall have no right or remed~~y~~ies in respect of any statement, representation, assurance or warranty (whether ~~or not~~ made innocently or negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

For and on behalf of the Sellers		For and on behalf of the Buyers
Name:	Claus Granborg	Name:	Egied Verbeech	Hugo De Stoop

Title:	Attorney-in-fact	Title:	General Counsel	CFO

19.	Trading and delivery of the Vessel

The Sellers also undertake with the Buyers not to employ the Vessel in contradiction with any sanctions against any sovereign nation issued by the European Union, United States of America or United Nations.

The Sellers shall indemnify the Buyers in relation to any fines or penalties which may be applied by any regulatory authorities in relation to the trading of the Vessel prior to the date of delivery of the Vessel.

20.	Notices

The days on which any notice is given by one party to the other will be excluded from the total number of days required for such notice.

21. All fleet stock spares in Singapore and Rotterdam warehouses are included free of cost in the sale, list to be provided by Sellers. Such spares will be delivered ex warehouses in Singapore and Rotterdam.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

22. All open purchase orders to be delivered by Sellers to Buyers warehouse after delivery.

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.